UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2009
BioMed Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-32261	20-1142292

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
17190 Bernardo Center Drive
San Diego, California 92128
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 485-9840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-1.1
EX-5.1
EX-8.1

Item 8.01 Other Events.
     On May 13, 2009, BioMed Realty Trust, Inc. (the “Company”) entered into an underwriting agreement with Raymond James & Associates, Inc., KeyBanc Capital Markets Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC and Credit Suisse Securities (USA) LLC, as representatives of the underwriters (the “Underwriters”), pursuant to which the Company agreed to issue and sell 16,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), plus up to an additional 2,400,000 shares of Common Stock pursuant to the Underwriters’ 30-day over-allotment option, at a price to the public of $10.40 per share. The offering closed on May 18, 2009. Gross proceeds from the offering were approximately $166.4 million (and will be approximately $191.4 million if the Underwriters’ over-allotment option is exercised in full). After the closing of the offering, the number of shares of Common Stock outstanding was 97,277,562.
     The Company intends to use the net proceeds of the offering to repay a portion of the outstanding indebtedness under its $600.0 million unsecured line of credit and for other general corporate and working capital purposes.
Item 9.01 Financial Statements and Exhibits.
     (d) The following exhibits are filed herewith:

Exhibit
Number	Description of Exhibit
1.1	Underwriting Agreement, dated as of May 13, 2009, among the Company and BioMed Realty, L.P., and Raymond James & Associates, Inc., KeyBanc Capital Markets Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC and Credit Suisse Securities (USA) LLC, as representatives of the Underwriters

5.1	Opinion of Venable LLP

8.1	Opinion of Latham & Watkins LLP

23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Latham & Watkins LLP (contained in the opinion filed as Exhibit 8.1 hereto)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2009	BIOMED REALTY TRUST, INC.

	By: Name:	/s/ Kent Griffin Kent Griffin
	Title:	President, Chief Operating Officer and
Chief Financial Officer